Exhibit 99.3

Zhongchai Holding (Hong Kong) Limited

TRANSITION DISCLOSURE

Financial Report

September 30, 2019

TABLE OF CONTENTS

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ITEM 1. FINANCIAL STATEMENTS

ZHONGCHAI HOLDING (HONG KONG) LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2019 (UNAUDITED) AND DECEMBER 31, 2018

(IN U.S. DOLLARS)

	September 30,	December 31,
	2019	2018
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$3,858,305	$3,377,564
Restricted cash	2,131,547	3,405,044
Notes receivables	14,463,130	16,342,689
Accounts receivable, net of allowance for doubtful accounts of $941,903 and $906,138, respectively	11,791,075	10,176,069
Inventories (net of provision for slow moving inventory of $199,607 and $178,107, respectively)	9,587,338	12,400,474
Advance to suppliers	128,592	32,878
Prepayments and Other current assets	349,998	2,511,124
Total Current Assets	$42,309,985	$48,245,842

Non-current asset
Property, plant and equipment, net	19,410,657	20,451,129
Construction in progress	332,247	1,607,324
Land use rights, net	3,791,392	3,888,756
Due from related parties	32,999,764	32,861,718
Deferred tax assets	502,224	578,652
Goodwill	3,796	3,954
Other non-current assets	854,524	2,913
Total non-current assets	$57,894,604	$59,394,446
TOTAL ASSETS	$100,204,589	$107,640,288

See accompanying notes to the consolidated financial statements.

ZHONGCHAI HOLDING (HONG KONG) LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2019 (UNAUDITED) AND DECEMBER 31, 2018 (CONTINUED)

(IN U.S. DOLLARS)

	September 30,	December 31,
	2019	2018
	(Unaudited)
Current Liabilities
Notes payable-bank acceptance notes	$11,609,944	$17,120,504
Short-term bank loans	18,398,926	19,620,585
Accounts payable	15,689,581	14,971,444
Taxes payables	93,945	155,346
Customer deposits	82,855	68,588
Due to related parties	2,961,184	3,309,998
Other current liabilities	1,919,497	4,203,881
Long-term payables - current portion	2,347,103	-
Total current liabilities	$53,103,035	$59,450,346

Long-term liabilities
Long-term bank loans	1,748,814	6,556,708
Long-term payables	2,122,046	-
Other long-term liabilities	2,069,446	1,994,366
Total long-term liabilities	$5,940,306	$8,551,074
TOTAL LIABILITIES	$59,043,341	$68,001,420

EQUITY
Ordinary shares, $0.00129 par value, 1,000,000 shares authorized	1,290	1,290
Additional paid-in capital	12,300,015	12,300,015
Retained earnings	22,019,059	19,191,427
Accumulated other comprehensive income	(1,215,313)	525,483
Total shareholders’ equity	$33,105,051	$32,018,215
Non-controlling interest	8,056,197	7,620,653
TOTAL EQUITY	$41,161,248	$39,638,868

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$100,204,589	$107,640,288

See accompanying notes to the consolidated financial statements.

ZHONGCHAI HOLDING (HONG KONG) LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018

(UNAUDITED, IN U.S. DOLLARS)

	For the three months ended September 30,		For the nine months ended September 30,
	2019	2018	2019	2018
REVENUES	$11,951,535	$11,963,165	$40,502,305	$47,968,726
COST OF GOODS SOLD	9,949,895	9,379,348	31,875,891	36,135,428
GROSS PROFIT	2,001,640	2,583,817	8,626,414	11,833,298
Selling expenses	180,252	122,994	778,348	718,922
General and administrative expenses	363,353	76,365	1,253,646	1,346,928
Research and development expenses	450,111	763,614	1,600,890	1,954,090
Total operating expenses	$993,716	$962,973	$3,632,884	$4,019,940

INCOME FROM OPERATIONS	$1,007,924	$1,620,844	$4,993,530	$7,813,358
Interest income	7,547	2,946	20,640	18,160
Interest expense	(415,203)	(242,373)	(1,292,746)	(1.073.447)
Other income	(310,454)	487,914	151,593	780,663
INCOME BEFORE INCOME TAX	$289,814	$1,869,331	$3,873,017	$7,538,734
INCOME TAX	47,784	211,610	624,735	1,195,661
NET INCOME	$242,030	$1,657,721	$3,248,282	$6,343,073
OTHER COMPREHENSIVE LOSS
Foreign currency translation loss	(1,613,847)	(1,476,001)	(1,725,902)	(2,075,438)
TOTAL OTHER COMPREHENSIVE LOSS	(1,613,847)	(1,476,001)	(1,725,902)	(2,075,438)
TOTAL COMPREHENSIVE INCOME	(1,371,817)	181,720	1,522,380	4,267,635

NET INCOME ATTRIBUTABLE TO ZHONGCHAI HOLDING (HONG KONG) LIMITED AND SUBSIDIARIES	$155,684	$1,483,954	$2,827,632	$5,666,028
NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	86,346	173,767	420,650	677,045
NET INCOME	$242,030	$1,657,721	$3,248,282	$6,343,073
TOTAL COMPREHENSIVE INCOME ATTRIBUTABLE TO:	(1,371,817)	181,720	1,522,380	4,267,635
OWNERS OF ZHONGCHAI HOLDING (HONG KONG) LIMITED AND SUBSIDIARIES	(1,506,847)	308,476	1,086,836	4,124,314
NONCONTROLLING INTEREST	$135,030	$(126,756)	$435,544	$143,321

EARNINGS PER ORDINARY SHARE
Basic and diluted	0.16	1.48	2.83	5.67

See accompanying notes to the consolidated financial statements.

ZHONGCHAI HOLDING (HONG KONG) LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018

(UNAUDITED, IN U.S. DOLLARS, EXCEPT FOR SHARE DATA)

	Total Zhongchai Holding (Hong Kong) Limited Shareholders’ Equity
	Ordinary Shares $0.00129		Additional			Accumulated Other			Non-
	Par Value		Paid-in	Treasury stock		Comprehensive	Statutory	Retained	controlling
	Shares	Amount	Capital	Shares	Amount	Income/(loss)	Reserve	Earnings	Interest	Total

Balance at June 30, 2018 (Unaudited)	1,000,000	1,290	12,300,015	-	-	1,206,996	-	17,491,027	8,165,189	39,164,517

Net income	-	-	-	-	-		-	1,483,954	173,767	1,657,721
Foreign currency translation adjustment	-	-	-	-	-	(1,175,478)	-	-	(300,523)	(1,476,001)
Balance at September 30, 2018 (Unaudited)	1,000,000	1,290	12,300,015	-	-	31,518	-	18,974,981	8,038,433	39,346,237

Balance at June 30, 2019 (Unaudited)	1,000,000	$1,290	$12,300,015	-	-	$447,218	-	$21,863,375	$7,921,167	$42,533,065
Net income	-	-	-	-	-	-	-	155,684	86,346	242,030
Foreign currency translation adjustment	-	-	-	-	-	(1,662,531)	-	-	48,684	(1,613,847)
Balance at September 30, 2019 (Unaudited)	1,000,000	$1,290	$12,300,015	-	-	$(1,215,313)	-	$22,019,059	$8,056,197	$41,161,248

ZHONGCHAI HOLDING (HONG KONG) LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018

(UNAUDITED, IN U.S. DOLLARS, EXCEPT FOR SHARE DATA)

	Total Zhongchai Holding (Hong Kong) Limited Shareholders’ Equity
	Ordinary Shares $0.00129		Additional			Accumulated Other			Non-
	Par Value		Paid-in	Treasury stock		Comprehensive	Statutory	Retained	controlling
	Shares	Amount	Capital	Shares	Amount	Income/(loss)	Reserve	Earnings	Interest	Total
Balance at December 31, 2017 (Audited)	1,000,000	1,290	12,300,015	-	-	1,573,232	-	13,308,953	7,895,112	35,078,602

Net income	-	-		-	-		-	5,666,028	677,045	6,343,073
Foreign currency translation adjustment	-	-		-	-	(1,541,714)	-	-	(533,724)	(2,075,438)
Balance at September 30, 2018 (Unaudited)	1,000,000	1,290	12,300,015	-	-	31,518	-	18,974,981	8,038,433	39,346,237

Balance at December 31, 2018(Audited)	1,000,000	1,290	12,300,015	-	-	525,483	-	19,191,427	7,620,653	39,638,868

Net income	-	-	-	-	-	-	-	2,827,632	420,650	3,248,282
Foreign currency translation adjustment	-	-	-	-	-	(1,740,796)	-	-	14,894	(1,725,902)
Balance at September 30, 2019 (Unaudited)	1,000,000	$1,290	$12,300,015	-	-	$(1,215,313)	-	$22,019,059	$8,056,197	$41,161,248

See accompanying notes to the consolidated financial statements.

ZHONGCHAI HOLDING (HONG KONG) LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINEMONTHS ENDED SEPTEMBER 30, 2019 AND 2018

(UNAUDITED, IN U.S. DOLLARS)

	For the nine months ended September 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,248,282	$6,343,073
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,723,564	1,037,130
Loss on disposal of property and equipment	253,870	7,265
Allowance for doubtful accounts	23,686	575,171
Investment (loss)	(111,501)	(208,689)
Changes in operating assets and liabilities:
Increase (Decrease) In:
Accounts receivable	(2,180,016)	(6,123,038)
Notes receivable	1,309,927	3,490,832
Inventories	2,417,293	(4,634,999)
Other receivables	3,950,388	1,981,968
Advance to suppliers	(101,112)	(223,540)
Other current and noncurrent assets	(1,470,171)	474,588
Deferred tax assets	55,645	(96,742)
Increase (Decrease) In:
Accounts payable	192,786	3,847,565
Notes payable	(3,846,672)	(42,510)
Customer deposits	(2,699)	(379,677)
Other current liabilities	(970,318)	(2,236,084)
Income tax payable	(109,868)	(640,106)
Other long-term liabilities	160,971	267,699
NET CASH PROVIDED BY OPERATING ACTIVITES	$4,544,055	$3,439,906

See accompanying notes to the consolidated financial statements.

ZHONGCHAI HOLDING (HONG KONG) LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018 (CONTINUED)

(UNAUDITED, IN U.S. DOLLARS)

	For the nine months ended September 30,
	2019	2018
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of plant and equipment	$(189,536)	$(1,467,461)
Proceeds from sale of property, plant and equipment	91,176	2,409
Increase in construction-in-progress	(405,259)	(3,517,637)
Purchases of land use rights and other intangible assets	(126,703)	(118,596)
Short term investment in cash management products	2,187,000	2,569,593
Collection of Investment income	111,501	208,689
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITES	$1,668,179	$(2,323,003)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term bank loans	$21,725,658	$11,930,254
Repayments of short-term bank loans	(22,184,928)	(8,871,215)
Repayments of long-term bank loans	(4,738,500)	(382,380)
Bank acceptance deposit	(1,185,914)	(157,046)
Loans from related parties	1,968,300	-
Repayment of loans from related parties	(1,968,300)	(1,085,959)
Repayment of loans from third parties	(2,916,000)	(3,059,039)
Dividend paid	(1,228,837)	-
Proceeds from long-term payables	6,429,050	-
Deposits for the long-term payables	(801,900)	-
Repayment of long-term payables	(1,586,046)	-
Financing expense for the long-term payables	(185,549)	-
NET CASH USED IN FINANCING ACTIVITES	$(6,672,966)	$(1,625,385)
NET DECREASE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	$(792,756)	$(743,056)
Effect of exchange rate changes on cash	(332,024)	(234,574)
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF YEAR	6,782,608	5,194,071
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$5,989,852	$4,451,015
Bank balances and cash	3,858,305	912,691
Bank balances and cash included in assets classified as restricted cash	2,131,547	3,538,324

SUPPLEMENTARY CASH FLOW INFORMATION
Income taxes paid	654,779	1,795,285
Interest paid	990,752	1,065,552

See accompanying notes to the consolidated financial statements.

ZHONGCHAI HOLDING (HONG KONG) LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND PRINCIPAL ACTIVITIES

Zhongchai Holding (Hong Kong) Limited, (“Zhongchai Holding” or the “Company”) was established on April 23, 2009 in Hong Kong Special Administrative Region of the People's Republic of China.

The Company’s Shareholders

Currently, Cenntro Holding Limited owns 100% of Zhongchai Holding’s outstanding ordinary shares. Cenntro Holding Limited is controlled and beneficially owned by Mr. Peter Zuguang Wang, chairman of the Company.

The Company’s Subsidiaries

Zhejiang Zhongchai Machinery Co., Ltd. (“Zhejiang Zhongchai”), the subsidiary of the Company, is the sole shareholder of Zhejiang Shengte Transmission Co., Ltd. (“Shengte”). It also owned 62.5% of Shanghai Hengyu Enterprise Management Consulting Co., Ltd. (“Hengyu”) until transferred its ownership to Zhongchai Holding on July 15, 2019.

Zhejiang Zhongchai

Zhejiang Zhongchai, a limited liability company registered on November 21, 2005, is the direct operating subsidiary of Zhongchai Holding in China. On April 5, 2007, Usunco Automotive Limited (“Usunco”), a British Virgin Islands limited liability company incorporated on April 24, 2006, invested $8,000,000 USD into Zhejiang Zhongchai for its approximately 75.47% interest. On December 16, 2009, Usunco agreed to transfer its 75.47% interest in Zhejiang Zhongchai to Zhongchai Holding. On April 26, 2010, Xinchang County Keyi Machinery Co., Ltd. transferred all its 24.528% interest in Zhejiang Zhongchai to Zhongchai Holding for a consideration of US$2.6 million. On November 1, 2017, Xinchang County Jiuxin Investment Management Partnership (LP) (“Jiuxin”), an entity controlled and beneficially owned by Mr. He Mengxing, president of Zhejiang Zhongchai, closed its investment of approximately RMB31,590,000 in Zhejiang Zhongchai for 10.53% of its interest. As of September 30, 2019, Zhongchai Holding owns approximately 89.47% of Zhejiang Zhongchai and Jiuxin owns approximately 10.53% of Zhejiang Zhongchai.

Through Zhejiang Zhongchai, the Company has been engaged in the manufacture and sale of transmission systems mainly for forklift trucks since 2006. These forklift trucks are used in manufacturing and logistics applications, such as factory, workshop, warehouse, fulfillment centers, shipyards and seaports. The transmission systems are the key components for the forklift trucks. The Company supplies transmission systems to forklift truck manufacturers. Its transmission systems fit for forklift trucks ranging from 1 to 15 tons, with either mechanical shift or automatic shift. All the products are currently manufactured at the Company’s facility in Xinchang, Zhejiang Province, China and are sold to both domestic and oversea markets. The Company has completed the move to the new factory in Meizhu, Zhejiang Province, China, by the end of October 2019.

Shengte

Shengte is a limited liability company registered on February 24, 2006 in Xinchang High-Tech Industrial Park, Zhejiang, China.

Shengte manufactures parts of transmission boxes for Zhejiang Zhongchai. All the parts are manufactured in the Company’s Xinchang facility and are sold internally to Zhejiang Zhongchai.

Hengyu

Hengyu is a limited liability company registered on September 10, 2015 in Shanghai Free Trade Zone, Shanghai, China. Hengyu holds no assets other than an account receivable owed by Cenntro Holding Limited. Main business of Hengyu are investment management and consulting services.

Hangzhou Greenland

Hangzhou Greenland is a limited liability company registered on August 9, 2019 in Hangzhou Sunking Plaza, Zhejiang, China. Hangzhou Greenland manufactures and sales carrier cargo robotics.

As of September 30, 2019, the subsidiaries of the Company were as follows:

Name	Domicile and Date of Incorporation	Paid-in Capital		Percentage of Effective Ownership	Principal Activities
Zhejiang Zhongchai Machinery Co., Ltd.	PRC November 21, 2005	USD	28,612,943	89.47%	Manufacture, sale of various transmission boxes

Zhejiang Shengte Transmission Co., Ltd.	PRC February 24, 2006	RMB	5,000,000	89.47%	Manufacture and sale of parts of transmission box
Shanghai Hengyu Enterprise Management Consulting Co., Ltd.	PRC September 10, 2015	RMB	251,500,000	62.5%	Investment management and consulting services.
Hangzhou Greenland Robotic Technologies Co., Ltd.	PRC August 8, 2019	-		100%	manufactures and sales carrier cargo robotics.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Zhongchai Holding (Hong Kong) Limited and its subsidiaries and have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Intercompany accounts and transactions have been eliminated upon consolidation.

Use of Estimates

The preparation of the consolidated and combined financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made. Actual results could differ from those estimates.

Non-controlling Interest

Non-controlling interests in the Company’s subsidiaries are recorded in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 810 Consolidation (“ASC 810”) and are reported as a component of equity, separate from the parent’s equity. Purchase or sale of equity interests that do not result in a change of control are accounted for as equity transactions. Results of operations attributable to the non-controlling interest are included in our consolidated results of operations and, upon loss of control, the interest sold, as well as interest retained, if any, will be reported at fair value with any gain or loss recognized in earnings.

Foreign Currency Translation

The accompanying consolidated financial statements are presented in United States dollars (“US$” or “$”). The functional currency of the Company is Renminbi (“RMB”). The consolidated financial statements are translated into United States dollars from RMB at year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred. The resulting transaction adjustments are recorded as a component of shareholders’ equity. Gains and losses from foreign currency transactions are included in net income.

	For the nine months ended September 30,
	2019	2018
Period end RMB: US$ exchange rate	7.1477	6.8792
Period average RMB: US$ exchange rate	6.8587	6.5380

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

Revenue Recognition

In accordance with the ASC Topic 606, “Revenue from Contracts with Customers”, the Company recognizes revenues when goods or services are transferred to customers in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services. In determining when and how revenues are recognized from contracts with customers, the Company performs the following five-step analysis: (i) identification of contract with customer; (ii) determination of performance obligations; (iii) measurement of the transaction price; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenues when (or as) the Company satisfies each performance obligation. The Company derives revenues from the processing, distribution and sale of own products. The Company recognizes its revenues net of value-added taxes (“VAT”). The Company is subject to VAT which had been levied at the rate of 17% on the invoiced value of sales until April 30, 2018, after which date the rate was reduced to 16%. VAT rate was further reduced to 13% starting from April 1, 2019. Output VAT is borne by customers in addition to the invoiced value of sales and input VAT is borne by the Company in addition to the invoiced value of purchases to the extent not refunded for export sales.

Revenues are recognized at a point in time once the Company has determined that the customer has obtained control over the product. Control is typically deemed to have been transferred to the customer when the performance obligation is fulfilled, usually at the time of delivery, at the net sales price (transaction price) and each of the criteria under ASC 606 have been met. Contract terms may require the Company to deliver the finished goods to the customers’ location or the customer may pick up the finished goods at the Company’s factory. International sales are recognized when shipment clears customs and leaves the port.

The Company started adoption of ASC 606 for the fiscal year ended December 31, 2018, using the transition method of Modified-Retrospective Method (“MRM”). The adoption of ASC 606 had no impact on the Company’s beginning balance of retained earnings.

The Company’s contracts are predominantly short-term in nature with a contract term of one year or less. For those contracts, the Company has utilized the practical expedient in ASC Topic 606 exempting the Company from disclosure of the transaction price allocated to remaining performance obligations if the performance obligation is part of a contract that has an original expected duration of one year or less. Receivables are recorded when the Company has an unconditional right to consideration.

Contracts do not offer any chargeback or price protection. The Company experienced no product returns and recorded no reserve for sales returns for the nine months ended September 30, 2019 and 2018, respectively.

The following table sets forth disaggregation of revenue:

	For the nine months ended September 30,
Major Product	2019	2018
Transmission boxes for Forklift	35,600,679	38,144,827
Transmission boxes for Non-Forklift (EV, etc.)	4,901,626	9,823,899
Total	40,502,305	47,968,726

Cost of Goods Sold

Cost of goods sold consists primarily of material costs, freight charges, purchasing and receiving costs, inspection costs, warehousing costs, internal transfer costs, wages, employee compensation, amortization, depreciation and related costs, which are directly attributable to the production of products. Write-down of inventory to lower of cost or net realizable value is also recorded in cost of goods sold.

Selling Expenses

Selling expenses include operating expenses such as payroll and traveling and transportation expenses.

General and Administrative Expenses

General and administrative expenses include management and office salaries and employee benefits, deprecation for office facility and office equipment, travel and entertainment, legal and accounting, consulting fees and other office expenses.

Research and Development

Research and development costs are expensed as incurred and totaled approximately $1,600,890 and $1,954,090 for the nine months ended September 30, 2019 and 2018, respectively. Research and development costs are incurred on a project specific basis.

Retirement Benefits

Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to operations as incurred. Retirement benefits of $144,997 and $197,817 were charged to operations for the nine months ended September 30, 2019 and 2018, respectively.

Income Taxes

The Company accounts for income taxes following the liability method pursuant to FASB ASC 740 “Income Taxes”. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if, based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rate is recognized in income in the period that includes the enactment date.

The Company also follows FASB ASC 740, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. ASC 740 also provides guidance on recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. As of September 30, 2019, the Company did not have a liability for unrecognized tax benefits. It is unlikely that the amount of liability for unrecognized tax benefits will significantly change over the next 12 months. It is the Company’s policy to include penalties and interest expense related to income taxes as a component of other expense and interest expense, respectively, as necessary. The Company’s historical tax years will always remain open for examination by the local authorities.

Value-Added Tax

Enterprises or individuals, who sell commodities, engage in repair and maintenance or import or export goods in the PRC are subject to a value added tax in accordance with Chinese Laws. The VAT standard rate had been 17% of the gross sale price until April 30, 2018, after which date the rate was reduced to 16%. VAT rate was further reduced to 13% starting from April 1, 2019. A credit is available whereby VAT paid on the purchases of semi-finished products or raw materials used in the production of the Company’s finished products can be used to offset the VAT due on the sales of the finished products.

Statutory Reserve

In accordance with the PRC Regulations on Enterprises with Foreign Investment, an enterprise established in the PRC with foreign investment is required to provide for certain statutory reserves, namely (i) General Reserve Fund, (ii) Enterprise Expansion Fund and (iii) Staff Welfare and Bonus Fund, which are appropriated from net profit as reported in the enterprise’s PRC statutory accounts. A wholly-owned foreign enterprise is required to allocate at least 10% of its annual after-tax profit to the General Reserve Fund until the balance of such fund has reached 50% of its respective registered capital. A non-wholly-owned foreign invested enterprise is permitted to provide for the above allocation at the discretion of its board of directors. Appropriations to the Enterprise Expansion Fund and Staff Welfare and Bonus Fund are at the discretion of the board of directors for all foreign invested enterprises. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends.

Comprehensive Income

Comprehensive income is defined as the change in equity during the year from transactions and other events, excluding the changes resulting from investments by owners and distributions to owners, and is not included in the computation of income tax expense or benefit. Accumulated comprehensive income consists of foreign currency translation. The Company presents comprehensive income in accordance with ASC Topic 220, “Comprehensive Income”. ASC Topic 220 states that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in the consolidated financial statements.

Cash and Cash Equivalents

For financial reporting purposes, the Company considers all highly liquid investments purchased with original maturity of three months or less to be cash equivalents. The Company maintains no bank account in the United States of America. The Company maintains its bank accounts in China. Balances at financial institutions or state-owned banks within China are not covered by insurance. However, the Company has not experienced any losses in such accounts and believes it is not exposed to any significant risks on its cash in bank accounts.

Restricted Cash

Restricted cash represents amounts held by a bank as security for bank acceptance notes and therefore is not available for the Company’s use until such time as the bank acceptance notes have been fulfilled or expired, normally within a twelve-month period.

Fair Value of Financial Instruments

The Company applies the provisions of ASC 820, Fair Value Measurements and Disclosures, to the financial instruments that are required to be carried at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. The Company uses a three-tier fair value hierarchy based upon observable and non-observable inputs that prioritizes the information used to develop our assumptions regarding fair value. Fair value measurements are separately disclosed by level within the fair value hierarchy.

●	Level 1—defined as observable inputs such as quoted prices in active markets for identical assets or liabilities;

●	Level 2—defined as inputs other than quoted prices in active markets, that are either directly or indirectly observable; and

●	Level 3—defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The company’s financial instruments primarily consist of cash and cash equivalents, restricted cash, accounts receivable, notes receivable, accounts payable, other payables and accrued liabilities, short-term bank loans, and bond payable.

The carrying value of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and other current assets and liabilities approximate fair value because of the short-term nature of these items. The estimated fair values of short-term bank loans were not materially different from their carrying value as presented due to the short maturities and that the interest rates on the borrowing approximate those that would have been available for loans of similar remaining maturity and risk profile. As the carrying amounts are reasonable estimates of the fair value, these financial instruments are classified within Level 1 of the fair value hierarchy.

Earnings per share

The Company calculates earnings per share in accordance with ASC Topic 260, “Earnings per Share.” Basic earnings per share is computed by dividing the net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential ordinary shares equivalents had been issued and if the additional common shares were dilutive.

Accounts Receivable

Accounts receivable are carried at net realizable value. The Company reviews its accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, customer’s historical payment history, its current creditworthiness and current economic trends. Accounts are written off after exhaustive efforts at collection. If accounts receivable are to be provided for, or written off, they would be recognized in the consolidated statement of operations within operating expenses. Balance of allowance of doubtful accounts was $932,389 and $906,138 as of September 30, 2019 and December 31, 2018, respectively.

Inventories

Inventories are stated at the lower of cost or net realizable value, which is based on estimated selling prices less any further costs expected to be incurred for completion and disposal. Cost of raw materials is calculated using the weighted average method and is based on purchase cost. Work-in-progress and finished goods costs are determined using the weighted average method and comprise direct materials, direct labor and an appropriate proportion of overhead. As of September 30, 2019 and December 31, 2018, the Company had reserves for inventories of $199,607 and $178,107, respectively.

Advance to Suppliers

Advance to suppliers represents interest-free cash paid in advance to suppliers for purchases of parts and/or raw materials. The balance of advance to suppliers was $128,592 as of September 30, 2019, of which $128,592 aged within one year. The balance of advance to suppliers was $32,878 as of December 31, 2018, of which $31,655 aged within one year and $578 between one and two years.

Property, Plant, and Equipment

Property, plant, and equipment are stated at cost less accumulated depreciation, and include expenditure that substantially increases the useful lives of existing assets.

Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives are as follows:

Plant, buildings and improvements	20 years
Machinery and equipment	2~10 years
Motor vehicles	4 years
Office Equipment	3~5 years
Fixed Assets decoration	5 years

When assets are sold or retired, their costs and accumulated depreciation are eliminated from the consolidated financial statements and any gain or loss resulting from their disposal is recognized in the period of disposition as an element of other income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

Land Use Rights

According to the PRC laws, the government owns all the land in the PRC. Companies or individuals are authorized to possess and use the land only through land use rights granted by the Chinese government. The land use rights granted to the Company are being amortized using the straight-line method over the lease term of fifty years.

Impairment of Long-Lived Assets

Long-lived assets are evaluated for impairment periodically whenever events or changes in circumstances indicate that their related carrying amounts may not be recoverable in accordance with FASB ASC 360, “Property, Plant and Equipment”.

In evaluating long-lived assets for recoverability, the Company uses its best estimate of future cash flows expected to result from the use of the asset and eventual disposition in accordance with FASB ASC 360-10-15. To the extent that estimated future, undiscounted cash inflows attributable to the asset, less estimated future, undiscounted cash outflows, are less than the carrying amount, an impairment loss is recognized in an amount equal to the difference between the carrying value of such asset and its fair value. Assets to be disposed of and for which there is a committed plan of disposal, whether through sale or abandonment, are reported at the lower of carrying value or fair value less costs to sell.

No impairment loss is subsequently reversed even if facts and circumstances indicate recovery. There was no impairment loss recognized for the nine months ended September 30, 2019 and 2018.

Segments and Related Information

ASC 280-10-50, “Operating Segments”, define the characteristics of an operating segment as a) being engaged in business activity from which it may earn revenues and incur expenses, b) being reviewed by the Company’s chief operating decision maker (“CODM”) for decisions about resources to be allocated and assess its performance and c) having discrete financial information. Although the Company indeed looks at its products to analyze the nature of its revenues, other financial information, such as certain costs and expenses and net income are not captured or analyzed by these categories. Therefore, discrete financial information is not available by product line and the Company has no CODM to make resource allocation decisions or assess the performance of the business based on these categories, but rather in the aggregate. Based on this, management believes that the Company operates in one business segment.

In the analysis of product lines as potential operating segments, management also considered ASC 280-10-50-11, “Aggregation Criteria”, which allows for the aggregation of operating segments if the segments have similar economic characteristics and if the segments are similar in each of the following areas:

●	the nature of the products and services;

●	the nature of the production processes;

●	the type or class of customer for their products and services;

●	the methods used to distribute their products or provide their services; and

●	the nature of the regulatory environment, if applicable.

The Company is engaged in the business of manufacturing and selling various transmission boxes. The Company’s manufacturing process is essentially the same for the entire Company and is performed in-house at the Company’s facilities in China. The Company’s customers primarily consist of entities in the automotive, construction machinery or warehousing equipment industries. The distribution of the Company’s products is consistent across the entire Company. In addition, the economic characteristics of each customer arrangement are similar in that the Company maintains policies at the corporate level.

Related Party

In general, related parties exist when there is a relationship that offers the potential for transactions at less than arm’s-length, favorable treatment, or the ability to influence the outcome of events different from that which might result in the absence of that relationship. A related party may be any of the following: a) an affiliate, which is a party that directly or indirectly controls, is controlled by, or is under common control with another party; b) a principle owner, owner of record or known beneficial owner of more than 10% of the voting interest of an entity; c) management, which are persons having responsibility for achieving objectives of the entity and requisite authority to make decision; d) immediate family of management or principal owners; e) a parent company and its subsidiaries; and f) other parties that have ability to significant influence the management or operating policies of the entity.

 Economic and Political Risks

The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

Exchange Risk

The Company cannot guarantee that the current exchange rate will remain steady. Therefore, there is a possibility that the Company could post the same amount of profit for two comparable periods and yet, because of a fluctuating exchange rates, record higher or lower profit depending on exchange rate of PRC Renminbi (RMB) converted to U.S. dollars on the relevant dates. The exchange rate could fluctuate depending on changes in the political and economic environment without notice.

Recently Issued Accounting Pronouncements

Recent accounting pronouncements that the Company has adopted or may be required to adopt in the future are summarized below:

In June 2016, the FASB issued ASU 2016-13,” Measurement of Credit Losses on Financial Instruments”, to require financial assets carried at amortized cost to be presented at the net amount expected to be collected based on historical experience, current conditions and forecasts. Subsequently, the FASB issued ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, in April 2019. to clarify that receivables arising from operating leases are within the scope of lease accounting standards. The ASUs are effective for interim and annual periods beginning after December 15, 2019, with early adoption permitted. Adoption of the ASUs is modified retrospective. The Company is currently evaluating the impact of the adoption of ASU 2016-13 on the Company’s consolidated financial statements.

In October 2016, the FASB issued ASU 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers Other than Inventory, which requires companies to recognize the income-tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs, rather than when the asset has been sold to an outside party. The Company started adoption of ASU 2016-16 for the fiscal year ended December 31, 2017. The impact of adoption on the Company’s Consolidated Financial Statements for any period presented is not material.

In February 2016, the FASB established Topic 842, Leases, by issuing Accounting Standards Update (ASU) No. 2016-02, which requires lessees to recognize leases on-balance sheet and disclose key information about leasing arrangements. Topic 842 was subsequently amended by ASU No. 2018-01, Land Easement Practical Expedient for Transition to Topic 842; ASU No. 2018-10, Codification Improvements to Topic 842, Leases; and ASU No. 2018-11, Targeted Improvements. The new standard establishes a right-of-use model (ROU) that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement. Operating leases result in straight-line expense (similar to operating leases under the prior accounting standard) while finance leases result in a front-loaded expense pattern (similar to capital leases under the prior accounting standard). The amendments in this Update are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years for a public business entity. Early application of the amendments in this Update is permitted for all entities. As of December 31, 2018, the Company concluded its nominal “sale-leaseback” transaction does not qualify for sale-leaseback accounting in accordance with ASC 840-40-25-11 and shall record under the lease financing method. Under the lease financing method, the assets remain on the Company’s consolidated balance sheet and the proceeds from the transactions are recorded as a financing liability. The Company started adoption of ASU 2016-02 for the fiscal year ended December 31, 2019, including interim periods within those fiscal years. Under ASC 842, the Company concluded the transactions do not qualify for the sale-leaseback accounting in accordance with ASC 842-40-25-5 and shall not derecognize the transferred asset and shall account for any amounts received as a financial liability. Thus, the impact of adoption on the Company’s Consolidated Financial Statements for any period presented is not material.

In January 2017, the FASB issued ASU No. 2017-04 (Topic 350) Intangibles—Goodwill and Other: Simplifying the Test for Goodwill Impairment, which removes Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. Under the amended guidance, a goodwill impairment charge will now be recognized for the amount by which the carrying value of a reporting unit exceeds its fair value, not to exceed the carrying amount of goodwill. This ASU will be applied on a prospective basis and is effective for interim and annual periods beginning after December 15, 2019, with early adoption permitted for any impairment tests performed after January 1, 2017. The Company does not expect the adoption will have a material impact on the Consolidated Financial Statements.

In August 2018, the FASB issued ASU 2018-13 Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement, which eliminates, adds, and modifies certain disclosure requirements for fair value measurements under ASC 820. This ASU is to be applied on a prospective basis for certain modified or new disclosure requirements, and all other amendments in the standard are to be applied on a retrospective basis. The new standard is effective for interim and annual periods beginning after December 15, 2019, with early adoption permitted. The Company is currently evaluating the impact of adoption on the Consolidated Financial Statements.

NOTE 3 – CONCENTRATION ON REVENUES AND COST OF GOODS SOLD

Concentration of major customers and suppliers:

	For the three months ended September 30,
	2019		2018

Major customers representing more than 10% of the Company’s revenues
Company A	$1,529,066	12.79%	$-	-%
Total Revenues	$1,529,066	12.79%	$-	-%

	For the nine months ended September 30,
	2019		2018

Major customers representing more than 10% of the Company’s revenues
Company A	$5,553,382	13.71%	$6,563,475	13.68%
Total Revenues	$5,553,382	13.71%	$6,563,475	13.68%

	As of
	September, 2019		December 31, 2018

Major customers of the Company’s accounts receivable,net
Company A	1,135,751	9.64%	892,651	8.05%
Company B	1,010,863	8.58%	1,276,086	11.51%
Company C	1,002,078	8.51%	1,147,108	10.35%
Company D	825,743	7.01%	-	-
Total	$3,974,435	33.74%	$3,315,845	29.91%

Accounts receivable from the Company’s major customers accounted for 33.74% and 29.91% of total accounts receivable balances as of September 30, 2019 and December 31, 2018, respectively.

There were no suppliers representing more than 10% of the Company’s total purchases for the nine months ended September 30, 2019 and 2018, respectively.

NOTE 4 – ACCOUNTS RECEIVABLE

Accounts receivable is net of allowance for doubtful accounts.

	As of
	September 30, 2019	December 31, 2018

Accounts receivable	$12,723,464	$11,082,207
Less: allowance for doubtful accounts	(932,389)	(906,138)
Accounts receivable, net	$11,791,075	$10,176,069

Changes in the allowance for doubtful accounts are as follows:

	For the nine months ended September 30,
	2019	2018

Beginning balance	$906,138	$651,248
Provision for doubtful accounts	26,251	446,075
Ending balance	$932,389	$1,097,323

NOTE 5 – INVENTORIES

	As of
	September 30, 2019	December 31, 2018

Raw materials	$3,400,414	$5,055,940
Revolving material	655,686	573,907
Consigned processing material	34,421	33,470
Work-in-progress	1,291,091	2,020,295
Finished goods	2,662,757	3,752,899
Goods in transit	1,742,576	1,142,070
Less: reserve for inventories	(199,607)	(178,107)
Inventories, net	$9,587,338	$12,400,474

NOTE 6 – NOTES RECEIVABLE

	As of
	September 30, 2019	December 31, 2018

Bank notes receivable:	$13,503,381	$14,048,004
Commercial notes receivable	903,787	1,021,226
Endorsed but undue notes	55,962	1,273,459
Total	$14,463,130	$16,342,689

Bank notes and commercial notes are means of payment from customers for the purchase of the Company’s products and are issued by financial institutions or business entities, respectively, that entitle the Company to receive the full nominal amount from the issuer at maturity, which bears no interest and generally ranges from three to six months from the date of issuance.  As of September 30, 2019, the Company pledged notes receivable for an aggregate amount of $9,566,103 to Bank of Communications as a means of security for issuance of bank acceptance notes for an aggregate amount of $6,454,226 As of December 31, 2018, the Company pledged notes receivable for an aggregate amount of $9,190,808 to Bank of Communications as a means of security for issuance of bank acceptance notes for an aggregate amount of $7,713,085.

NOTE 7 – PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

	As of
	September 30, 2019	December 31, 2018
Buildings	$10,286,504	$10,330,265
Machinery	18,616,469	18,753,984
Motor vehicles	248,351	258,646
Electronic equipment	113,476	106,542
Fixed assets decoration	-	198,085
Total property plant and equipment, at cost	29,264,800	29,647,522

Less: accumulated depreciation	(9,854,143)	(9,196,393)
Property, plant and equipment, net	19,410,657	$20,451,129

NOTE 8 – LAND USE RIGHTS

Land use rights consisted of the following:

	As of
	September 30, 2019	December 31, 2018

Land use rights, cost	$4,307,484	$4,356,216
Less: Accumulated amortization	(516,092)	(467,460)
Land use rights, net	$3,791,392	$3,888,756

As of September 30, 2019, there was land use rights with net book value of $3,791,392, out of which approximately $2,601,279 were used as collateral for the Company’s short-term bank loans. As of December 31, 2018, there was land use rights with net book value of $3,888,756, out of which approximately $3,744,139 were used as collateral for the Company’s short-term bank loans.

Estimated future amortization expense is as follows as of September 30, 2019:

Years ending September 30,	Amortization expense
2020	$89,715
2021	89,715
2022	89,715
2023	89,715
2024	89,715
Thereafter	3,342,817
Total	$3,791,392

NOTE 9 – NOTES PAYABLE

	As of
	September 30, 2019	December 31, 2018

Bank acceptance notes	$11,609,944	$17,120,504
Total	$11,609,944	$17,120,504

The interest-free notes payable, ranging from nine months to one year from the date of issuance, were secured by $2,131,547 and $3,405,044 restricted cash, as of September 30, 2019 and December 31, 2018, respectively.

All the notes payable are subject to bank charges of 0.05% of the principal amount as commission, included in the financial expenses in the statement of operations, on each loan transaction.

NOTE 10 – SHORT TERM BANK LOANS

Short-term loans are summarized as follow:

	As of
	September 30, 2019	December 31, 2018

Collateralized bank loans	$7,996,978	$7,766,057
Guaranteed bank loans	10,401,948	11,854,528
Total	$18,398,926	$19,620,585

All short term bank loans are obtained from local banks in China and are repayable within one year. Normally banks will renew the loan facilities but will require full repayment on maturity under existing loan facility and then drawdown under the new facility.

The average annual interest rate of the short-term bank loans was 4.900% and 5.119% for the nine months ended September 30, 2019 and 2018, respectively. The Company was in compliance with their financial covenants at September 30, 2019 and 2018, respectively.

NOTE 11 – LONG-TERM BANK LOANS

Long-term loans are summarized as follow:

	As of
	September 30, 2019	December 31, 2018

Guaranteed bank loans - Bank of Hangzhou	$1,748,814	$6,556,708
Total	$1,748,814	$6,556,708

Long-term loans as of September 30, 2019 are as follow:

Maturity Date	Type	Bank Name	Interest Rate per Annum (%)	September 30, 2019

Dec.20, 2020	Project Loans	Bank of Hangzhou	5.70	1,748,814

Total				$1,748,814

Long-term loans as of December 31, 2018 are as follow:

Maturity Date	Type	Bank Name	Interest Rate per Annum (%)	December 31, 2018

Dec.20, 2020	Project Loans	Bank of Hangzhou	5.88	$3,642,616
Dec.20, 2020	Project Loans	Bank of Hangzhou	5.88	$2,914,092
Total				$6,556,708

NOTE 12 – LONG-TERM PAYABLES

As of
September 30, 2019

Long-term payables – current portion	$2,347,103
Long-term payables – non-current portion	2,122,046
Total	$4,469,149

On December 19, 2018, Zhejiang Zhongchai conducted a “sale and leaseback” transaction with Shanghai Dingce Financial Leasing Co., Ltd. (hereinafter referred to as “Dingce”), under which Zhongchai nominally ‘sold’ a set of manufacturing equipment (with original value of RMB54,946,372) to Dingce for RMB25,000,000, and hence leased the equipment back. Simultaneously Zhejiang Zhongchai pledged the leased equipment with Dingce as a security. Term of the lease is 36 months starting from January 3, 2019 to January 2, 2022, and total rental payment under the lease contract adds up to RMB28,179,685. The two shareholders of Zhejiang Zhongchai, namely Zhongchai Holding and Jiuxin, respectively, pledged 8.947% and 1.053% of their ownership interest in Zhejiang Zhongchai with Dingce on January 2, 2019 and December 21, 2018, respectively, as security for the lease transaction, representing US$2,560,000 and $301,294, respectively, based on par value of registered capital of Zhejiang Zhongchai.

The set of manufacturing equipment is currently being used by the Company for its production purposes. As of December 31, 2018, the Company concluded this transaction does not qualify for sale-leaseback accounting in accordance with ASC 840-40-25-11 and shall record under the lease financing method. Under the lease financing method, the assets remain on the Company’s consolidated balance sheet and the proceeds from the transactions are recorded as a financing liability. The Company adopted ASC 842 on January 1, 2019 and concluded this transaction does not qualify for the sale-leaseback accounting in accordance with ASC 842-40-25-5 and not derecognize the transferred asset and shall account for any amounts received as a financial liability.

On April 24, 2019, Zhejiang Zhongchai signed a Pledge Contract with Donghai Financing Lease Co., Ltd. (“Donghai Lease”), pledging its equipment including the general assembly line and the differential assembly line as security for the total exposure under a Financing Lease Contract capped at RMB 16.80 million between Zhejiang Zhongchai and Donghai Lease from April 26, 2019 to April 26, 2021. As of September 30, 2019, the net book value of the pledged equipment was RMB 21,856,535.

The pledged equipment is currently being used by the Company for its production purposes. The Company adopted ASC 842 on January 1, 2019 and concluded this transaction does not qualify for the sale-leaseback accounting in accordance with ASC 842-40-25-5 and not derecognize the transferred asset and shall account for any amounts received as a financial liability.

NOTE 13 – GEOGRAPHICAL SALES AND SEGMENTS

Our management does not capture full financial information or utilize operating segments to make decisions about the business. As discussed in Note 1, management believes that it operates in one business segment.

Information for the Company’s sales by geographical area for the three and nine months ended September 30, 2019 and 2018 are as follows:

	For the three months ended September 30,			For the nine months ended September 30,
	2019		2018	2019	2018
Domestic Sales	$11,952,872		$11,912,349	$40,398,463	$47,829,811
International Sales	(1,337	)¹	50,816	103,842	138,915
Total	$11,951,535		$11,963,165	$40,502,305	$47,968,726

[1]	For the three months ended September 30, 2019,the Company has no international sales. The number is caused by foreign exchange fluctuation.

NOTE 14 – INCOME TAXES

Hong Kong SAR

Zhongchai Holding (Hong Kong) Limited is registered in the Hong Kong Special Administrative Region of the People's Republic of China and is subject to 16.5% income tax for locally earned income, but is exempt from income tax for income or gains earned outside of Hong Kong. The Company had no sales revenue in Hong Kong for the nine months ended September 30, 2019 and 2018.

The PRC

According to the relevant laws and regulations in the PRC, foreign invested enterprises established prior to January 1, 2008 are entitled to full exemption from income tax for two years beginning with the first year in which such enterprise is profitable and a 50% income tax reduction for the subsequent three years. Zhejiang Zhongchai Machinery Co., Ltd. was entitled to an exemption during the two years ended December 31, 2007 and was subject to a 50% income tax reduction during the three years ended December 31, 2010. Starting from January 1, 2013, Zhejiang Zhongchai has been enjoying a tax rate of 15% as it is considered as a High and New Technology Enterprise (“HNTE”) by the PRC government, which may be renewable every three years if Zhejiang Zhongchai continues to obtain this award. Between January 1, 2016 and December 31, 2018, the company continue enjoyed this preferential tax rate. Between January 1, 2016 and December 31, 2018, Zhejiang Zhongchai continued enjoying this preferential tax rate. Zhejiang Zhongchai under the re-application process of the HNTE. In condition of approval, Zhejiang Zhongchai would continue enjoying the preferential tax rate of 15% for the fiscal year of 2019 to 2021.

Shengte, the wholly owned subsidiary of Zhejiang Zhongchai and Hengyu, the 62.5% owned subsidiary of Zhongchai Holding incorporated in the PRC, are both imposed at the standard income tax rate of 25%.

Enterprises established under the laws of foreign countries or regions and whose “place of effective management” is located within the PRC territory are considered PRC resident enterprises and subject to the PRC income tax at the rate of 25% on worldwide income. The definition of “place of effective management" refers to an establishment that exercises, in substance, overall management and control over the production and business, personnel, accounting, properties, etc. of an enterprise. As of September 30, 2019 no detailed interpretation or guidance has been issued to define “place of effective management”. Furthermore, as of September 30, 2019, the administrative practice associated with interpreting and applying the concept of “place of effective management” is unclear. If the Company’s non-PRC incorporated entities are deemed PRC tax residents, such entities would be subject to PRC tax The Company has analyzed the applicability of this law, as of September 30, 2019, and the Company has not accrued for PRC tax on such basis. The Company will continue to monitor changes in the interpretation or guidance of this law.

PRC tax law also imposes a 10% withholding income tax, subject to reduction based on tax treaty where applicable, for dividends distributed by a foreign invested enterprise to its immediate holding company outside China. Such dividends were exempted from PRC tax under the previous income tax law and regulations. The foreign invested enterprise is subject to the withholding tax starting from January 1, 2008.

The Company adopted the guidance in ASC 740 related to uncertain tax positions. The guidance addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC 740, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. ASC 740 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

As of September 30, 2019 and December 31, 2018, the Company did not have any liability for unrecognized tax benefits, and no interest related to unrecognized tax benefits and penalties as income tax expense was recognized for these years.

The Company files income tax returns with the annual settlement and payment of enterprise income tax system of PRC and is subject to examinations by the tax authorities in PRC for years after the establishment.

As of September 30, 2019 and December 31, 2018, the Company was not aware of any pending income tax examinations by PRC tax authorities and no accrued interest or penalties related to uncertain tax positions was recognized.

The tax years from September 30,2015 to September 30,2019 are subject to examination by the tax authorities according to the tax regulations of PRC. With few exceptions, as of September 30, 2019, the Company is no longer subject to examinations by PRC tax authorities for years before September 30,2015.

As of September 30, 2019, there was approximately US$8.2 million retained earnings at the Company’s PRC subsidiary, Zhejiang Zhongchai’s account. Given the Company’s plan to expand into a new business line of automatic guided vehicles (“AGVs”) in near future, Zhejiang Zhongchai is prepared to be the future supplier of transmission boxes for the AGVs, and the board of Zhejiang Zhongchai does not intend to further repatriate these earnings to the Hong Kong parent company, Zhongchai Holding, but instead to reinvest into research and development, moldings, production line and fittings and tools to produce transmission boxes for AGVs, total expenditure of which estimated at approximately US$20 million. Zhejiang Zhongchai’s two subsidiaries in PRC, Shengte and Hengyu, had retained earnings of approximately US$0.5 million and accumulated deficits of US$0.03 million, respectively, in their balance sheets as of September 30, 2019. Neither do they intend to distribute any current or future earnings, if any. Accordingly, the Company did not provide for the 10% PRC withholding tax on retained earnings as of September 30, 2019, which would be imposed on dividends distributed to the holding company outside China.

Income tax consisted of the following:

	For the nine months ended September 30,
	2019	2018
Current	$569,090	$1,292,403
Deferred	55,645	(96,742)
Income tax	$624,735	$1,195,661

NOTE 15 – COMMITMENTS AND CONTINGENCIES

Guarantees and pledged collateral for bank loans to other parties:

(1)	Guarantees for bank loans to other parties

	As of
	September 30, 2019	December 31, 2018

Zhejiang Xinchai Co., Ltd.	$6,995,257	$14,497,610
Total	$6,995,257	$14,497,610

(2)	Pledged collateral for bank loans

On May 22, 2019, Zhejiang Zhongchai signed a Maximum Amount Pledge Contract with Agricultural Bank of China Co., Ltd. Xinchang County Sub-Branch (ABC Xinchang), pledging its land use rights for original book value of RMB13,405,600.00 and property ownership for original book value of RMB35,124,152.67 as security with ABC Xinchang, for its loan facility with maximum exposure of RMB69,769,000.00 during the period from May 22, 2019 to May 21, 2022. As of September 30, 2019, the net book value of the land use rights and the property was RMB11,573,501.03 and RMB33,254,574.28, respectively, and outstanding amount of the short-term bank loan under this Pledge Contract was RMB48,830,000.

On May 23, 2019, Zhejiang Zhongchai signed a Maximum Amount Pledge Contract with Agricultural Bank of China Co., Ltd. Xinchang County Sub-Branch (ABC Xinchang), pledging its land use rights for original book value of RMB4,221,371.37 and property ownership for original book value of RMB11,275,182.44 as security with ABC Xinchang, for its loan facility with maximum exposure of RMB24,220,000 during the period from May 23, 2019 to May 22, 2022. As of September 30, 2019, the net book value of the land use rights and the property was RMB3,735,913.73 and RMB10,675,030.24, respectively, and outstanding amount of the short-term bank loan under this Pledge Contract was RMB16,830,000.

(3)	Litigation

As of September 30, 2019 and December 31, 2018, there was no pending or threatened litigations known to the Company.

NOTE 16 – RELATED PARTY TRANSACTIONS

(a)	Names and Relationship of Related Parties:

Existing Relationship with the Company
Sinomachinery Holding Limited	Under common control of Peter Zuguang Wang
Cenntro Holding Limited	Controlling shareholder of the Company
Zhejiang Kangchen Biotechnology Co., Ltd.	Under common control of Peter Zuguang Wang
Cenntro Smart Manufacturing Tech. Co., Ltd.	Under common control of Peter Zuguang Wang
Zhejiang Zhonggong Machinery Co., Ltd.	Under common control of Peter Zuguang Wang
Zhejiang Zhonggong Agricultural Equipment Co., Ltd.	Under common control of Peter Zuguang Wang
Jiuxin Investment Management Partnership (LP)[6]	Under control of Mr. Mengxing He, the General Manger and one of the directors of Zhejiang Zhongchai
Zhuhai Hengzhong Industrial Investment Fund (Limited Partnership)	Under common control of Peter Zuguang Wang

(b)	Summary of Balances with Related Parties:

	As of
	September 30, 2019	December 31, 2018
Due to related parties:
Sinomachinery Holding Limited1	$1,757,285	$1,775,869
Zhejiang Kangchen Biotechnology Co., Ltd[2]	62,957	65,567
Zhejiang Zhonggong Machinery Co., Ltd.[3]	1,021,857	1,276,691
Xinchang County Jiuxin Investment Management Partnership (LP)[4]	-	160,337
Zhejiang Zhonggong Agricultural Equipment Co., Ltd.[5]	10,691	11,135
Cenntro Smart Manufacturing Tech. Co., Ltd.[6]	16,218	20,399
Zhuhai Hengzhong Industrial Investment Fund (Limited Partnership)[7]	92,176	-
Total	$2,961,184	$3,309,998

The balance of Due to related parties as of September 30, 2019 and December 31, 2018 consisted of:

1 Overpayment from Sinomachinery Holding Limited for certain purchase order;

2 Temporary borrowings from Zhejiang Kangchen Biotechnology Co., Ltd.,

3 Unpaid balances for purchasing of materials and equipment and temporary borrowing from Zhejiang Zhonggong Machinery Co., Ltd.;

4 Dividends declared but unpaid to Xinchang County Jiuxin Investment Management Partnership (LP).

5 Unpaid balances for purchasing of materials from Zhejiang Zhonggong Agricultural Equipment Co., Ltd.;;

6 Prepayment from Cenntro Smart Manufacturing Tech. Co., Ltd.

7 Zhuhai Hengzhong paid audit fee on behalf of Zhongchai Holding

	As of
	September 30, 2019	December 31, 2018
Due from related parties:
Cenntro Holding Limited	$32,656,994	$32,861,718
Cenntro Smart Manufacturing Tech. Co., Ltd.	342,770
Total	$32,999,764	$32,861,718

The balance of Due from related parties as of September 30, 2019 and December 31, 2018 consisted of:

Net other receivable from Cenntro Holding Limited was $32,656,994 and $32,861,718 as of September 30, 2019 and December 31, 2018, respectively, representing the proceeds from transfer of long-term investment to Cenntro Holding Limited, balance of which being $35,178,028 and $36,636,262 as of September 30, 2019 and December 31, 2018, respectively with variance due to change in USD/RMB exchange rate, offset by the dividend payable to Cenntro Holding Limited, balance of which being $2,521,034 and $3,774,544, respectively as of the ending date of the two reporting periods, with variance due to payment of dividend incurred in first half of 2019.  Cenntro Holding will pay the full balance due to Zhongchai Holding by October 27, 2020.

(c)	Summary of Related Party Transactions:

A summary of trade transactions with related parties for the nine months ended September 30, 2019 and 2018 are listed below:

		For the nine months ended September 30,
		2019	2018
Purchases from related parties:
Zhejiang Zhonggong Machinery Co., Ltd.	Purchase of materials and equipment		1,038,680

		For the nine months ended September 30,
		2019	2018
Sales to related parties:
Zhejiang Zhonggong Agricultural Equipment Co., Ltd.	Sale of goods	$-	$-
Zhejiang Zhonggong Machinery Co., Ltd.	Sale of goods	-	7,732
Cenntro Smart Manufacturing Tech. Co., Ltd.	Provide service and Sale of goods	59,453	620,239
Cenntro Holding Limited	Sale of investment	-	-

NOTE 17 – SUBSEQUENT EVENTS

We have evaluated all events or transactions that occurred after September 30, 2019 up through November 14, 2019. The company had no subsequent events that need to be disclosed.